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                                                                    EXHIBIT 99.1


                            (NATCO GROUP LETTERHEAD)

                                                                   PRESS RELEASE

NATCO GROUP TO REALIGN ORGANIZATION AND REDUCE COSTS           SEPTEMBER 8, 2003


NATCO Group Inc. (NYSE: NTG) today announced several changes to its organization and steps to reduce its cost structure, which are expected to generate $4 million of annual savings beginning in 2004.

Nat Gregory, Chairman and Chief Executive Officer said, "The steps we are taking are part of a broad, ongoing effort to focus our energy and resources toward areas with the best growth prospects, and to improve profitability by reducing our current investment in Engineered Systems until the outlook for the segment becomes more favorable."

By the end of the year, the company will close its Covington, Louisiana manufacturing location and consolidate its operations into other existing manufacturing sites. The company will consolidate operations in Cornwall, UK to its Gloucester, UK facility. The company will retain a small research and development facility in Cornwall. Additionally, the company initiated reductions in overhead support and engineering staff in Houston and the UK. Associated severance and relocation/closure charges to be taken in the third and fourth quarters are expected to total approximately $1 million.

The company also realigned its North American Operations segment, naming Kirk Branom, formerly manager of NATCO's Western region, to Vice President, Sales and Service and Joe Ditolla, formerly head of operations in Covington, to Vice President, Manufacturing.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.